POWER OF ATTORNEY


This will confirm for the Securities and Exchange Commission that the undersigned,
James G. McClure, authorizes and designates
James C. McGill, President and Chief Executive
Officer of 1st State Bancorp, Inc., to sign and file Forms 4 and 5 on my behalf as to any such forms filed on and after November
19, 2002.

Executed this 19th day of November, 2002, at Burlington, North Carolina.

/s/ James G. McClure
-----------------------------											Name: James G. McClure
James G. McClure